EXHIBIT 10.9(1)

2004 Management Incentive Award

Program for Corporate Plan I

Management / Administration

Participants

MANAGEMENT INCENTIVE

PAYING FOR PERFORMANCE

Year in ... year out ... Leggett and Platt’s management team strives to deliver an outstanding return for our shareholders. When we produce a solid return as a company and when our branch and individual performances are on or near budget targets, the L&P Management Incentive Award program provides rewards. The Management Incentive awards are cash payments, based on the operating results of the prior year. Payments are usually made about March 1. The Management Incentive Award program has three types of participants: Profit Center, Corporate Plan I and Corporate Plan II participants. Profit Center and Corporate Plan II participants receive awards based 75% on the achievement of the budgeted earnings of a particular branch or combination of branches and based 25% on overall L&P financial performance. Corporate Plan I participants receive awards determined by the overall financial performance of L&P.

This pamphlet describes for Corporate Plan I participants how your incentive percentage is set, what factors affect the payment of your award, and how your award is calculated. If you have questions about the award program, please contact your manager or supervisor, or a member of the Compensation Staff in the Corporate Human Resources Department.

What determines whether the Company pays a Management Incentive Award each year?

Your Management Incentive Award is determined by company financial performance, specifically Return on Net Assets (RONA). When we achieve at least 8% RONA in a calendar year, the corporate payout will begin at 5% and will follow the schedule below. The total incentive payout will be limited to 4% of Earnings Before Interest and Taxes (EBIT).

PAYOUT SCHEDULE

How To Use The Schedule: If RONA is 14.3%, you will find 14.0% in the leftmost column and 0.3% in the top row. Following this column and row to the point where they intersect, you will find a corporate payout of 68.0%

PAYOUT SCHEDULE

	0.0%	0.1%	0.2%	0.3%	0.4%	0.5%	0.6%	0.7%	0.8%	0.9%
8.0%	5.0%	6.0%	7.0%	8.0%	9.0%	10.0%	11.0%	12.0%	13.0%	14.0%
9.0%	15.0%	16.0%	17.0%	18.0%	19.0%	20.0%	21.0%	22.0%	23.0%	24.0%
10.0%	25.0%	26.0%	27.0%	28.0%	29.0%	30.0%	31.0%	32.0%	33.0%	34.0%
11.0%	35.0%	36.0%	37.0%	38.0%	39.0%	40.0%	41.0%	42.0%	43.0%	44.0%
12.0%	45.0%	46.0%	47.0%	48.0%	49.0%	50.0%	51.0%	52.0%	53.0%	54.0%
13.0%	55.0%	56.0%	57.0%	58.0%	59.0%	60.0%	61.0%	62.0%	63.0%	64.0%
14.0%	65.0%	66.0%	67.0%	68.0%	69.0%	70.0%	71.0%	72.0%	73.0%	74.0%
15.0%	75.0%	76.0%	77.0%	78.0%	79.0%	80.0%	81.0%	82.0%	83.0%	84.0%
16.0%	85.0%	86.5%	88.0%	89.5%	91.0%	92.5%	94.0%	95.5%	97.0%	98.5%
17.0%	100.0%	101.5%	103.0%	104.5%	106.0%	107.5%	109.0%	110.5%	112.0%	113.5%
18.0%	115.0%	116.5%	118.0%	119.5%	121.0%	122.5%	124.0%	125.5%	127.0%	128.5%
19.0%	130.0%	131.5%	133.0%	134.5%	136.0%	137.5%	139.0%	140.5%	142.0%	143.5%
20.0%	145.0%	147.0%	149.0%	151.0%	153.0%	155.0%	157.0%	159.0%	161.0%	163.0%

How is your Management Incentive percentage set?

Your incentive percentage is assigned by management. Your level of professional or managerial knowledge, job duties, responsibilities, and accountability for your work are among the factors which affect your percentage.

What are the components of your Management Incentive Award?

Your basic potential award is calculated by multiplying your incentive percentage times your annual base salary as of the end of the calendar year. For example, if your percentage is 10% and your annual base salary is $50,000, your basic potential award would be $5,000 (10% X $50,000). (Participants whose incentive percentages change during the year due to promotions, etc. may have bonuses prorated.)

Your award has two portions. They are:

Corporate portion	90% of total award
Discretionary portion	10% of total award

For example, if your basic potential award is $5,000, as shown in the example above, the corporate portion of your award would be 90% of that, or $4,500. The discretionary portion of your award would be 10% of that, or $500.

How is the payout on your Management Incentive Award calculated?

Corporate Portion

For our Management Incentive Awards to be payable, we must have at least 8% RONA. The larger our RONA, the larger the corporate payout percentage we will enjoy.

Discretionary Portion

The discretionary portion, just like the corporate portion, is paid based on the calculations described above. However, the discretionary portion is subject to an additional calculation. It can be paid at less than 100% of that amount, depending on your individual manager’s evaluation of your performance during the year. Let’s say the participant in our example received a 90% discretionary rating from his or her manager. We would take the $500 potential discretionary portion and multiply it times the corporate payout AND the percentage performance rating. For example, if the corporate portion is being paid out at 60%, and the participant receives a 90% performance rating, the payout on the discretionary portion would be calculated as follows:

$500 X 60% X 90% = $270

Is there an opportunity to earn more than 100% of the Basic Potential Award?

Yes, when RONA is greater than 17.0%, a payout above 100% is possible. This means it is possible for participants to receive awards above 100% in years when the company has an outstanding financial performance. The chart on the reverse side would continue beyond RONA of 20.9% and beyond a corporate payout of 163.0% in similar increments.

What other factors can influence the award calculation?

The information in this pamphlet is a basic description of Management Incentive awards. Generally, participants who are not active employees on the last working day of the year are not eligible for award payments. Awards are prorated when participants do not become eligible until part way through the year. The award calculation may be prorated or reduced due to transfers, promotions, retirements, separations, leaves, hires and many other factors.

NOTE

Nothing in this pamphlet is intended to provide a guarantee of an award payment to you. Eligibility for management incentive awards is determined on an individual basis each year, and no one except the appropriate Corporate Officer can approve eligibility or payment of awards.

The Management Incentive Award Plan can be amended or revoked at any time. Abnormal earnings or losses may be handled at the Company’s discretion for Plan purposes. Payment of each award is subject to plan guidelines, management discretion and Board approval.